Exhibit 16.1

FROMENT JOHN GONZALEZ, III, CPA DON F. RODRIGUEZ, CPA, CVA SAM S. FERLITA, CPA, CVA VINCENT E. WALSH, CPA	Members: American Institute of Certified Public Accountants • Florida Institute of Certified Public Accountants • Registered with Public Company Accounting Oversight Board

January 24, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have been provided and read the statements made by Odyssey Marine Exploration. Inc., which we understand will be filed with Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of Odyssey Marine Exploration, Inc. dated January 27, 2020. We agree with the statements concerning our Firm contained therein.

Very Truly Yours,

Ferlita, Walsh, Gonzalez & Rodriguez, P.A.

3302 Azeele St. • Tampa, FL 33609

(813) 877-9609 • Fax: (813) 875-4477

www.fwgcpas.com